THE JAPAN FUND, INC.
                           STOCKHOLDER MEETING RESULTS


A Special Meeting of Stockholders (the "Meeting") of The Japan Fund, Inc. (the "Fund") was held on December 11, 1998, at the offices of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the stockholders (the resulting votes for each matter are presented below).

1.    To elect Directors of the Fund.

                                                      Number of Votes:
                                                      ----------------

                      Director                  For                   Withheld
                      --------                  ---                   --------

         Peter Booth                         21,642,873              1,184,699

         William L. Givens                   21,638,643              1,188,929

         William H. Gleysteen, Jr.           21,608,638              1,218,934

         Thomas M. Hout                      21,670,706              1,156,866

         John F. Loughran                    21,670,218              1,157,354

         Yoshihiko Miyauchi                  21,490,110              1,337,462

         William V. Rapp                     21,652,136              1,175,436

         Henry Rosovsky                      21,634,052              1,193,520

         Takeo Shiina                        21,672,774              1,154,798

         O. Robert Theurkauf                 21,682,704              1,144,868

         Hiroshi Yamanaka                    21,608,041              1,219,531


2. To approve a new Investment Management Agreement for the Fund with Scudder Kemper Investments, Inc.


                              Number of Votes:
                              ----------------

         For              Against           Abstain         Broker Non-Votes*
         ---              -------           -------         -----------------

     21,312,849           789,542           725,181                 0



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                              THE JAPAN FUND, INC.
                           STOCKHOLDER MEETING RESULTS


3. To approve the revision of the Fund's fundamental lending policy.


                               Number of Votes:
                               ----------------

          For              Against          Abstain         Broker Non-Votes*
          ---              -------          -------         -----------------

      15,803,504          1,534,953         976,070             4,513,045



4. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the Fund for the Fund's current fiscal year.



                                 Number of Votes:
                                 ----------------

             For                      Against                    Abstain
             ---                      -------                    -------

         21,703,970                   451,329                    672,273



--------------------------------------------------------------------------------
* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


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